Exhibit 10.1

DESCRIPTION OF THE COMPANY’S NON-EMPLOYEE DIRECTORS COMPENSATION POLICY

The following is a summary description of the material terms of the Company’s Non-Employee Directors Compensation Policy (which was effective with the fiscal year beginning October 1, 2004):

•      The Company shall pay each non-employee director a retainer of $5,000 per quarter.

•      Each non-employee director will be paid $1,500 for each Board meeting scheduled to be held in person and attended by such non-employee director.

•      Each non-employee director will be paid $750 for each committee meeting scheduled to be held in person and attended by such non-employee director.

•      The Chairman of the Audit Committee will be paid a retainer of $2,500 per quarter.

•      The Chairman of the Compensation Committee will be paid a retainer of $1,250 per quarter.

•      Non-employee directors will not be compensated for attendance at Board or committee meetings scheduled to be held telephonically.

•      Upon conclusion of the Annual Meeting of Stockholders each year, the Company will grant each non-employee director immediately vested options to purchase 5,000 shares of Common Stock pursuant to the Company’s 1994 Director Stock Option Plan.